CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Jump Securities due 2015	$1,480,000	$171.83

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 886 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated July 26, 2011
Rule 424(b)(2)
$1,480,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
                Senior Notes

Buffered Jump Securities Based on the Dow Jones-UBS Commodity IndexSM due April 30, 2015
Unlike ordinary debt securities, the Buffered Jump Securities Based on the Dow Jones-UBS Commodity IndexSM due April 30, 2015, which we refer to as the securities, do not pay interest and provide for the minimum payment at maturity of only 10% of the principal at maturity.  Instead, at maturity you will receive for each security that you hold an amount in cash that will vary depending on the official settlement price of the Dow Jones-UBS Commodity IndexSM, which we refer to as the index, on the valuation date.  If the index has appreciated at all on the valuation date, you will realize a minimum positive return of 10% on your investment in the securities.  If the index appreciates by more than 10% on the valuation date, you will receive for each security that you hold at maturity the stated principal amount plus an amount based on the percentage increase of the index.  However, if the index declines in value by more than 10% on the valuation date from its initial value, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  You could lose up to 90% of the stated principal amount of the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive an amount per security based on the performance of the index on the valuation date:
º
If the final index value is greater than the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the greater of (i) the stated principal amount times the index percent change and (ii) the upside payment.  The upside payment will equal $100 per security (10% of the stated principal amount).  There is no maximum payment at maturity on the securities.

º
If the final index value is less than or equal to the initial index value but greater than or equal to 149.29875 (90% of the initial index value), meaning the index has remained unchanged or has declined in value by an amount less than or equal to the buffer amount of 10%, you will receive your $1,000 stated principal amount at maturity.

º
If the final index value is less than 149.29875 (90% of the initial index value), meaning the value of the index has declined by more than the buffer amount of 10% from its initial value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 × (index performance factor + 10%).  This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the payment due at maturity be less than $100 per security.

Please see a graph illustrating the payment at maturity in “Hypothetical Payouts on the Securities at Maturity” on PS-6.
•	The index percent change will be a fraction, the numerator of which is the final index value minus the initial index value and the denominator of which is the initial index value.
•	The index performance factor will be a fraction equal to the final index value divided by the initial index value.
•
The initial index value is 165.8875.  Due to a market disruption event on the pricing date, the initial index value was determined in accordance with the mechanics described in the second paragraph under “Description of Securities––Valuation Date” in this pricing supplement.

•
The final index value will equal the official settlement price of the index on April 27, 2015, which we refer to as the valuation date, subject to postponement for non-index business days or certain market disruption events.

•	Investing in the securities is not equivalent to investing in the index or in the commodities futures contracts underlying the index.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482VN1. The ISIN number for the securities is US617482VN14.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per security	$1,000	$30	$970
Total	$1,480,000	$44,400	$1,435,600

(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $975 per security.

(2)
Selected dealers and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $30 for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $5 per security.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary. See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities— Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley.  The securities have been designed for investors who are willing to forgo market floating interest rates on the securities in exchange for a payment at maturity based on the performance of the Dow Jones-UBS Commodity IndexSM, which we refer to as the index, on the valuation date.  If the index appreciates at all on the valuation date, you will realize a minimum positive return of 10% on your investment in the securities.  If the index appreciates by more than 10% on the valuation date, you will receive the stated principal amount plus an amount based on the percentage increase of the index.  However, if the index declines in value by more than 10% on the valuation date from its initial value, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  You could lose up to 90% of the stated principal amount of the securities.  All payments on the securities are subject to the credit risk of Morgan Stanley.

“Dow JonesSM,” “DJ,” “UBS,” “Dow Jones-UBS Commodity IndexSM,” “DJ-UBSSM,” and “DJ-UBSCISM,” are service marks of Dow Jones Trademark Holdings LLC and UBS AG, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering the Buffered Jump Securities Based on the Dow Jones-UBS Commodity IndexSM due April 30, 2015, which we refer to as the securities.  The stated principal amount and original issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities provide for a minimum payment at maturity of only 10% of your principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment at maturity of only 10% of your principal at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the official settlement price of the index on the valuation date, and which may be significantly less than the stated principal amount of the securities.  If the index declines on the valuation date by more than 10% from the initial index value, for every 1% decline in the index in excess of the buffer amount of 10%, you will lose an amount equal to 1% of the principal amount of your securities.  However, under no circumstances will the payment due at maturity be less than $100 per security.

The initial index value is 165.8875.  Due to a market disruption event on the day we priced the securities for initial sale to the public, which we refer to as the pricing date, the initial index value was determined in accordance with the mechanics described in the second paragraph under “Description of Securities––Valuation Date” in this pricing supplement.

The final index value will be the official settlement price of the index on April 27, 2015, which we refer to as the valuation date, subject to postponement for non-index business days and certain market disruption events.

Payment at maturity depends on the value of the index
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the value of the index on the valuation date, determined as follows:

•	If the final index value is greater than the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + the greater of (i) $1,000 × the index percent change and (ii) the upside payment of $100 where,

index percent change	=	final index value – initial index value
initial index value

There is no maximum payment at maturity on the securities.

•
If the final index value is less than or equal to the initial index value but greater than or equal to 149.29875 (90% of the initial index value), meaning the index has remained unchanged or has declined in value by an amount less than or equal to the buffer amount of 10%, you will receive for each security that you hold the stated principal amount of $1,000 at maturity.

•
If the final index value is less than 149.29875 (90% of the initial index value), meaning the value of the index has declined by more than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 × (index performance factor + 10%)

where,

index performance factor	=	final index value
initial index value

Accordingly, where the final index value has decreased from the initial index value by more than 10%, the payment at maturity will be less than the stated principal amount of $1,000 by an amount proportionate to the decrease in the value of the index in excess of the buffer amount.  However, under no circumstances will the payment due at maturity be less than $100 per security.

All payments on the securities are subject to the credit risk of Morgan Stanley.

On PS-6, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the index.  The graph does not show every situation that can occur.

You can review the historical values of the index in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-25.  You cannot predict the future performance of the index based on its historical performance.

Investing in the securities is not equivalent to investing in the index or the commodities futures contracts underlying the index.

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes.  As calculation agent, MSCG has determined the initial index value and will determine the final index value, the index percent change or the index performance factor, as applicable, whether a market disruption event has occurred and will calculate the payment that you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. LLC, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

Where you can find more information on the securities
The securities are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the index.  The graph is based on the following terms:

Stated Principal Amount:	$1,000 per Security
Upside Payment:	$100 per Security (10% of the Stated Principal Amount)
Buffer Amount:	10%
Maximum Payment at Maturity:	None
Minimum Payment at Maturity:	$100 per Security (10% of the Stated Principal Amount)

•
Where the final index value is at all greater than the initial index value, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 stated principal amount per security and is equal to $1,000 plus the greater of (i) $1,000 times the index percent change and (ii) the upside payment of $100.  An investor will receive a payment at maturity of $1,100 per security at any final index value greater than the initial index value by an amount less than or equal to 10%.  If the final index value has increased from the initial index value by more than 10%, the investor will receive a payment at maturity that is equal to $1,000 plus an amount that represents a 1 to 1 participation in the appreciation of the index.

•
Where the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%, the payment at maturity reflected in the graph above is equal to the $1,000 stated principal amount per security.

•
Where the final index value has decreased from the initial index value by an amount greater than the buffer amount of 10%, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease of the index in excess of the buffer amount.  However, under no circumstances will the payment due at maturity be less than $100 per security.  For example, if the final index value has decreased by 25% from the initial index value, the payment at maturity will be $850 per security (85% of the stated principal amount).

RISK FACTORS

The securities are not secured debt and, unlike ordinary debt securities, provide for the return of only 10% of principal at maturity and do not pay any interest. Investing in the securities is not equivalent to investing in the index or in the commodities futures contracts underlying the index. This section describes the most significant risks relating to the securities. For an additional discussion of risk factors, please see the accompanying prospectus.

The securities do not pay interest and provide for the minimum payment at maturity of only 10% of your principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and will provide for the return of only 10% of the principal amount of the securities at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final index value. If the final index value is equal to the initial index value or has decreased from the initial index value by an amount less than or equal to the buffer amount you will receive only the principal amount of $1,000 per security.  If the final index value decreases from the initial index value by more than the buffer amount of 10%, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the value of the index in excess of the buffer amount, and you will lose money on your investment.  You could lose up to 90% of the stated principal amount of the securities.  See “Hypothetical Payouts on the Securities at Maturity” on PS-6.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•	the value of the index at any time,

•	the volatility (frequency and magnitude of changes in value) of the index,

•	the market prices of the futures contracts underlying the index, and the volatility of such prices,

•	trends of supply and demand for the futures contracts underlying the index at any time,

•	interest and yield rates in the market,

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the futures contracts underlying the index or commodities generally and that may affect the final index value,

•	the time remaining until the maturity of the securities, and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the index is at or below the initial index value.

You cannot predict the future performance of the index based on its historical performance.  If the final index value declines by more than the buffer amount from the initial index value, you will be exposed on a 1 to 1 basis to such percentage decline in the final index value in excess of the buffer amount.  There can be no assurance that the final index value will be greater than the initial index value so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold.

Not equivalent to investing in the index	Investing in the securities is not equivalent to investing in the index or the commodities futures contracts that underlie the index.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Investments linked to commodities are subject to sharp fluctuations in commodity prices
Investments, such as the securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the value of the index and the value of your securities in varying and potentially inconsistent ways.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the index and, therefore, the value of the securities.

The index may in the future include contracts that are not traded on regulated futures exchanges
The index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the index continues to be composed exclusively of regulated futures contracts.  As described below, however, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher future prices of the index commodities relative to their current prices may adversely affect the value of the index and the value of the securities
The index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in January may specify an February expiration.  As time passes, the contract expiring in February is replaced by a contract for delivery in March.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”  However, crude oil and certain other commodities included in the Dow Jones-UBS Commodity IndexSM may trade in “contango” markets at any given time.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the crude oil markets would result in negative “roll yields,” which would adversely affect the value of the index and, accordingly, the value of the securities.

Adjustments to the index could adversely affect the value of the securities
CME Group Index Services LLC, in conjunction with UBS Securities LLC, is responsible for calculating, maintaining and publishing the index.  CME Group Index Services LLC and UBS Securities LLC can add, delete or substitute the contracts underlying the index or make other methodological changes that could change the value of the index.  CME Group Index Services LLC and UBS Securities LLC may discontinue or suspend calculation or dissemination of the index at any time.  Any of these actions could adversely affect the value of the securities.

In the event that the index is discontinued, MSCG, as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MSCG or any of its affiliates.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCG has determined the initial index value and will determine the final index value, the index percent change or the index performance factor, as applicable, and the payment that you will receive at maturity.  Any of these determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities, including trading in swaps or futures contracts on the index and on the commodities underlying the index.  Some of our subsidiaries also trade in financial instruments related to the index or the prices of the commodities or contracts underlying the index on a regular basis as part of their general commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, therefore, the value above which the index must close on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the index on the valuation date and, accordingly, the amount of cash you will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other commodity-linked securities that do not provide for the return of principal.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 stated principal amount of our Buffered Jump Securities Based on the Dow Jones-UBS Commodity IndexSM due April 30, 2015.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$1,480,000

Pricing Date	July 26, 2011

Original Issue Date (Settlement Date)	July 29, 2011 (3 Business Days after the Pricing Date)

Maturity Date	April 30, 2015, subject to extension if the Valuation Date is postponed in accordance with the definition thereof.

If, due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following the Valuation Date as postponed.  See “––Valuation Date” below.

Issue Price	100% ($1,000 per Security)

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617482VN1

ISIN Number	US617482VN14

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity
At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to:

(i) if the Final Index Value is greater than the Initial Index Value, $1,000 plus the greater of (x) $1,000 × the Index Percent Change and (y) the Upside Payment,

(ii) if the Final Index Value is less than or equal to the Initial Index Value but greater than or equal to 149.29875 (90% of the Initial Index Value), the Stated Principal Amount of $1,000, or

(iii) if the Final Index Value is less than 149.29875 (90% of the Initial Index Value),

$1,000 × (the Index Performance Factor + 10%)

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash will be distributed to investors on or prior to the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Index Percent Change	A fraction, the numerator of which is the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Percent Change	=	Final Index Value – Initial Index Value Initial Index Value

Upside Payment	$100 per Security (10% of the Stated Principal Amount)

Index Performance Factor	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Performance Factor	=	Final Index Value Initial Index Value

Initial Index Value
165.8875.  Due to a Market Disruption Event on the Pricing Date, the Initial Index Value was determined in accordance with the mechanics described in the second paragraph under “––Valuation Date” below.

If the Initial Index Value as finally published by the Index Publisher, as determined by the Calculation Agent, differs from the Initial Index Value specified in this pricing supplement, we will include the definitive Initial Index Value in an amended pricing supplement.

Final Index Value	The Index Closing Value on the Valuation Date, as determined by the Calculation Agent.

Index Closing Value
The Index Closing Value on any Index Business Day will equal the official settlement price of the Index published by the Index Publisher, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation”).  In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Reuters and various other third party sources may report the official settlement price of the Index. If any such reported price differs from that as determined by the Index Publisher or its successor, the official settlement price published by the Index Publisher or successor will prevail.

Index Publisher	CME Group Index Services LLC together with UBS Securities LLC, and any successor publisher of the Index.

Valuation Date
April 27, 2015; provided that if the scheduled Valuation Date is not an Index Business Day, the Valuation Date shall be the next succeeding Index Business Day; provided further that if a Market Disruption Event relating to the Index or one or more commodity contracts underlying the Index (each, an “index contract”) occurs on the Valuation Date, the Index Closing Value for the Valuation Date shall be determined in accordance with the next succeeding paragraph.

If a Market Disruption Event relating to the Index or any index contract occurs on the Valuation Date, the Calculation Agent will calculate the Index Closing Value using as a price (i) for each index contract that did not suffer a Market Disruption Event on the Valuation Date, the official settlement price of such index contract on the Valuation Date and (ii) for each index contract that did suffer a Market Disruption Event on such date, the official settlement price of such index contract on the first succeeding Trading Day on which no Market Disruption Event is existing with respect to such index contract; provided that, if a Market Disruption Event occurs with respect to such index contract on each of the three Trading Days immediately succeeding the Valuation Date, the Calculation Agent will use a price for such index contract equal to the arithmetic mean, as determined by the Calculation Agent on the third Trading Day immediately succeeding the Valuation Date, of the prices of such index contract determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for such index contract, taking into consideration the latest available quote for such index contract and any other information in good faith deemed relevant by such dealers.  Quotations of Morgan Stanley & Co. LLC (“MS & Co.”), Morgan Stanley Capital Group Inc. (“MSCG”) or any of their affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained.  In the event prices from at least three dealers are not obtained, the Calculation Agent will make a good faith estimate of the price of the relevant index contract and, using that price, determine the Index Closing Value.  In calculating the Index Closing Value in the circumstances described in this paragraph, the Calculation Agent shall use the formula for calculating the Index last in effect prior to the occurrence of a Market Disruption Event.

Trading Day
Trading Day means in respect of each index contract, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange for such index contract is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Index Business Day	Any day on which the official settlement price of the Index is published by the Index Publisher or its successor.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co.

Calculation Agent	MSCG and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent made in determining the Initial Index Value and must make in determining the Final Index Value or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event means, with respect to the Index or any index contract, any of a Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax Disruption, Material Change in Formula or Material Change in Content, in each case, as determined by the Calculation Agent.

Price Source Disruption
Price Source Disruption means (i) the temporary failure of the Index Publisher to announce or publish the Index Closing Value (or the value of any Successor Index, if applicable) (or the information necessary for determining the Index Closing Value (or the value of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Index.

Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in any of the index contracts on the Relevant Exchange for such contract.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading in any of the index contracts on the Relevant Exchange, (ii) the disappearance of, or of trading in, any of the commodities underlying the Index or (iii) the disappearance or permanent discontinuance or unavailability of the Index Closing Value, notwithstanding the availability of the price source or the status of trading in the relevant futures contracts.

For purposes of this definition, a discontinuance of publication of the Index shall not be a Disappearance of Commodity Reference Price if MSCG shall have selected a Successor Index in accordance with “—Discontinuance of the Index; Alteration of Method of Calculation.”

Material Change in Formula	Material Change in Formula means the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the Index Closing Value.

Material Change in Content	Material Change in Content means the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of the Index.

Tax Disruption
With respect to any index contract, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such index contract (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price of such index contract on any day that would otherwise be the Valuation Date from what it would have been without that imposition, change or removal.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any contract or commodity then included in the Index or any Successor Index.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Index Closing Value as of the date of such acceleration as the Final Index Value.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Index;
Alteration of Method of Calculation
If, following the Original Issue Date, the Index Publisher discontinues publication of the Index and the Index Publisher or another entity (including MSCG or MS & Co.) publishes a successor or substitute index that MSCG, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, following the Original Issue Date, the Index Publisher ceases to publish the Index and no other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts as in effect immediately prior to such cessation, then the Index Closing Value will be calculated by the Calculation Agent in accordance with the formula used to calculate the Index and composition of the futures contracts of the Index on the last day on which the Index was published.

If the Index Publisher changes its method of calculating the Index in any material respect that the Calculation Agent determines, in its sole discretion, not to be a Material Change in Formula, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Index as if such changes or modifications had not been made and calculate any Index Closing Value in accordance with such adjustments. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

The Index	The Dow Jones-UBS Commodity IndexSM, published by CME Group Index Services LLC together with UBS Securities LLC.

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, CME Group Index Services LLC and UBS Securities LLC.  The Index is calculated, maintained and published by CME Group Services LLC, in conjunction with UBS Securities LLC.

The Index reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities constituting the Index.  The value of the Dow Jones–UBS Commodity IndexSM  is computed on the basis of hypothetical investments in the basket of commodities that make up the Dow Jones–UBS Commodity IndexSM.

Overview

The Dow Jones-UBS Commodity IndexSM was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class.  The Dow Jones-UBS Commodity IndexSM currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities.  An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  The commodities included in the Dow Jones-UBS Commodity IndexSM for 2011 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.  Futures contracts on the Dow Jones-UBS Commodity IndexSM are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Dow Jones-UBS Commodity IndexSM is a proprietary index that CME Group Index Services LLC, in conjunction with UBS Securities LLC, calculates, maintains and publishes.  The methodology for determining the composition and weighting of the Dow Jones-UBS Commodity IndexSM and for calculating its value is subject to modification by CME Group Index Services LLC and UBS Securities LLC at any time.

The Dow Jones-UBS Commodity IndexSM Supervisory Committee

CME Group Index Services LLC and UBS Securities LLC have established the Dow Jones-UBS Index Supervisory Committee (the “Committee”) to assist them in connection with the operation of the Dow Jones-UBS Commodity IndexSM.  The Committee includes prominent members of the financial, academic and legal communities and meets annually to consider any changes to be made to the Dow Jones-UBS Commodity IndexSM for the coming year.  The Committee may also meet at such other times as may be necessary.

As described in more detail below, the Dow Jones-UBS Commodity IndexSM is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Dow Jones-UBS Commodity IndexSM are determined each year in June by UBS Securities LLC.  Following the Committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

Composition of the Dow Jones-UBS Commodity IndexSM

Commodities Available For Inclusion in the Dow Jones-UBS Commodity IndexSM

With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the Dow Jones-UBS Commodity IndexSM is the subject of a futures contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, lean hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 commodities underlying the Dow Jones-UBS Commodity IndexSM selected for 2011 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybean, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a Designated Contract is selected for each commodity.  With the exception of several LME contracts, where the Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Committee selects the futures contract that is traded in North America and denominated in dollars.  If more than one such contract exists, the Committee selects the most actively traded contract.  Data concerning this Designated Contract will be used to calculate the Dow Jones-UBS Commodity IndexSM.  The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The composition of the Dow Jones-UBS Commodity IndexSM is recalculated by UBS Securities LLC in June of each year, under the supervision of the Committee, taking into account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Dow Jones-UBS Commodity IndexSM.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Dow Jones-UBS Commodity IndexSM are assigned to “Commodity Groups”.  The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil
Heating Oil
Natural Gas
Unleaded Gasoline (RBOB)
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle
Lean Hogs
Grains:	Corn
Soybean
Soybean Oil
Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar

Annual Reweightings and Rebalancings of the Dow Jones-UBS Commodity IndexSM

The Dow Jones-UBS Commodity IndexSM is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Dow Jones-UBS Commodity IndexSM are determined each year in June by UBS Securities LLC under the supervision of the Committee, announced in July and implemented the following January.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Dow Jones-UBS Commodity IndexSM are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively.  Each June, for each commodity designated for potential inclusion in Dow Jones-UBS Commodity IndexSM, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”).  The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Dow Jones-UBS Commodity IndexSM. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Dow Jones-UBS Commodity IndexSM. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Dow Jones-UBS Commodity IndexSM (the “Index Commodities”) and their respective percentage weights.

The Dow Jones-UBS Commodity IndexSM is designed to provide diversified exposure to commodities as an asset class.  To ensure that no single commodity or commodity sector dominates the Dow Jones-UBS Commodity IndexSM, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones-UBS Commodity IndexSM as of January of the applicable year:

•	No related group of commodities designated as a “Commodity Group” e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Dow Jones-UBS Commodity IndexSM.

•	No single commodity may constitute more than 15% of the Dow Jones-UBS Commodity IndexSM.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Dow Jones-UBS Commodity IndexSM.

•	No single commodity that is in the Dow Jones-UBS Commodity IndexSM may constitute less than 2% of the Dow Jones-UBS Commodity IndexSM.

Following the annual reweighting and rebalancing of the Dow Jones-UBS Commodity IndexSM in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Dow Jones-UBS Commodity IndexSM by calculating the new unit weights for each Index Commodity.  Towards the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement values on that date for Designated Contracts included in the Dow Jones-UBS Commodity IndexSM, are used to determine a “Commodity Index Multiplier” or “CIM” for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Dow Jones-UBS Commodity IndexSM is calculated by CME Group Index Services LLC, in conjunction with UBS Securities LLC, by applying the impact of the changes to the futures prices of commodities included in the Dow Jones-UBS Commodity IndexSM (based on their relative weightings).  Once the CIMs are determined as discussed above, the calculation of the Dow Jones-UBS Commodity IndexSM is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts.  These products are then summed.  The percentage change in this sum is then applied to the prior Index value to calculate the current Index value.

The Dow Jones-UBS Commodity IndexSM is a Rolling Index

The Dow Jones-UBS Commodity IndexSM is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity.  In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased.  The rollover for each contract occurs over a period of five Index Business Days each month according to a pre-determined schedule.  This process is known as “rolling” a futures position.  The Dow Jones-UBS Commodity IndexSM is, therefore, a “rolling index”.

Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges.  The daily calculation of the Dow Jones-UBS Commodity IndexSM will be adjusted in the event that UBS Securities LLC determines that any of the following Dow Jones-UBS Commodity IndexSM calculation disruption events exists:

•	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Dow Jones-UBS Commodity IndexSM on that day,

•	the settlement value of any futures contract used in the calculation of the Dow Jones-UBS Commodity IndexSM reflects the maximum permitted price change from the previous day's settlement value,

•	the failure of an exchange to publish official settlement values for any futures contract used in the calculation of the Dow Jones-UBS Commodity IndexSM, or with respect to any futures contract used in the calculation of the Dow Jones-UBS Commodity IndexSM that trades on the LME, a business day on which the LME is not open for trading.
License Agreement among CME Group Index Services LLC, UBS AG, UBS
Securities LLC and Morgan Stanley
“Dow Jones®,” “UBS®,” “The Dow Jones-UBS Commodity IndexSM,” “DJ-UBSSM” and “DJ-UBSCISM” are service marks or trademarks of Dow Jones Trademark Holdings LLC and UBS AG, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.

The license agreement among CME Group Index Services LLC, UBS AG, UBS Securities LLC and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates.  None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities particularly.  The only relationship of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Morgan Stanley is the licensing of certain trademarks, trade names and service marks and of the Index, which is determined, composed and calculated by UBS Securities LLC in conjunction with CME Group Index Services LLC without regard to Morgan Stanley or the Securities.  CME Group Index Services LLC and UBS Securities LLC have no obligation to take the needs of Morgan Stanley or the owners of the Securities into consideration in determining, composing or calculating DJ-UBSSM.  None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to investors in the Securities, in connection with the administration, marketing or trading of the Securities. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by Morgan Stanley, but which may be similar to and competitive with the Securities. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and the Securities.

This pricing supplement relates only to the Securities and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components.  Purchasers of the Securities should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates.  The information in the pricing supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents.  None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the Securities.  None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF CME GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF CME GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  NONE OF CME GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR

AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF CME GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL CME GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG CME GROUP INDEX SERVICES LLC, UBS SECURITIES AND MORGAN STANLEY, OTHER THAN UBS AG.

Historical Information
The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Index for each quarter in the period from January 1, 2006 through July 26, 2011.  The Index Closing Value on July 26, 2011 was 165.8254.  The graph following the table sets forth the historical daily performance of the Index for the same period.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Value on the Valuation Date.  The Index Closing Value on the Valuation Date may be less than 90% of the Initial Index Value so that the Payment at Maturity will be less, and possibly significantly less, than the Stated Principal Amount of the Securities.

We cannot give you any assurance that the value of the Index will increase so that at maturity you will receive a payment that exceeds the Stated Principal Amount of the Securities.  Your return is linked to the Index Closing Value on the Valuation Date and, if the Index increases at all in value, you will receive a minimum positive return of 10%.  If the Index increases by more than 10% from the Initial Index Value, the payment due at maturity will be the Stated Principal Amount plus the product of the Stated Principal Amount and the Index Percent Change.

Dow Jones-UBS Commodity IndexSM	High	Low	Period End
2006
First Quarter	174.2240	158.7800	165.1940
Second Quarter	187.6280	164.7230	173.2350
Third Quarter	179.9620	156.5870	159.9570
Fourth Quarter	175.2140	156.0750	166.5090
2007
First Quarter	173.5030	155.8800	171.9630
Second Quarter	176.4840	168.5220	169.6710
Third Quarter	179.7150	161.0620	178.2500
Fourth Quarter	185.5680	172.1230	184.9640
2008
First Quarter	219.0930	181.1570	201.5980
Second Quarter	234.1150	199.5660	233.0340
Third Quarter	237.9530	167.3910	167.7760
Fourth Quarter	167.4840	106.0920	117.2440
2009
First Quarter	123.4580	101.9990	109.7820
Second Quarter	131.1160	107.4940	122.5360
Third Quarter	132.9180	113.2370	127.6830
Fourth Quarter	140.0458	124.1740	139.1873
2010
First Quarter	145.0288	126.5582	132.1517
Second Quarter	136.7546	122.0239	125.7471
Third Quarter	140.2939	123.9774	140.2939
Fourth Quarter	162.3929	138.4738	162.3929
2011
First Quarter	169.5579	157.5752	169.5579
Second Quarter	175.4211	154.6622	158.1349
Third Quarter (through July 26, 2011)	165.8254	156.8665	165.8254

Historical Daily Index Closing Values of the Dow Jones-UBS
Commodity IndexSM
January 1, 2006 through July 26, 2011

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in swaps and futures contracts on the commodity contracts underlying the Index. Such purchase activity could have increased the Initial Index Value and, therefore, the value above which the Index must close on the Valuation Date before you would receive at maturity a payment that exceeds the Stated Principal Amount.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling swaps and futures contracts on the commodities underlying the Index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments during the term of the securities, including on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent a fixed sales commission of $30 for each Security they sell; provided that dealers selling to investors purchasing the Securities in fee-based advisory accounts will receive a sales commission of $5 per Security. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or the commodities contracts underlying the Index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the Trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the Trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these

Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and
• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein. Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other commodity-linked securities that do not provide for the return of principal.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•    a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.